Exhibit 99.1
iPASS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

Broadband Revenues Represent 50% of Total Revenues
Broadband, Software and Service Fee Represent 76% of Total Revenues

REDWOOD SHORES, Calif. — May 8, 2008 — iPass Inc. (Nasdaq: IPAS), a global provider of services that unify the management of enterprise mobility, today announced financial results for its first quarter March 31, 2008.

“Our continued shift to a balanced revenue model gained greater traction, showing the strength of business, as broadband, software and service fee revenues increased 38% over the prior year quarter,” said Ken Denman, Chairman and CEO of iPass. “A full 76% of our total revenues in the quarter were from these growth businesses, compared to 57% for the same period last year as we transition beyond our legacy dial business.”

In the first quarter iPass exceeded its cost reduction goals, reducing combined non-stock compensation network operations, R&D and SG&A operating expenses by $3.5 million. Also in the first quarter, the company launched its iPassConnect™ mobility service that allows U.S. businesspeople to purchase global Wi-Fi and 3G access combined into a single service direct from iPass.   The company also added 10 new Forbes Global 2000 customers to its rolls, and now claims 427 of these highly-coveted companies as users of it services.

Financial Highlights (In millions, except per share amounts)	Q1’08	Q4’07	Q1’07
Total Revenues	$48.1	$49.5 *	$46.9

Broadband Revenues	$24.1	$22.1	$15.4

Software and Service Fee Revenues	$12.5	$14.0 *	$11.1

Dial Revenues	$11.5	$13.4	$20.3

Operating Loss	$(2.2)	$(4.6)	$(3.3)

Non-GAAP Operating Income (Loss)	$0.2	$0.4	$(1.0)

GAAP Net Loss	$(1.4)	$(30.4)	$(0.5)

GAAP Diluted EPS (loss)	$(0.02)	$(0.49)	$(0.01)

Non-GAAP Net Income (loss)	$1.0	$1.5	$0.3

Non-GAAP Diluted EPS (loss)	$0.02	$0.02	$0.00

Cash and Short Term Investments	$70	$75	$88

*Total revenues from the fourth quarter 2007 included $2.3 million of additional software and service fee revenues relating to a change in estimate for the recognition of minimum commitment billings.

Key User, Footprint and Customer Metrics	Q1’08	Q4’07	Q1’07

iPass On-Network Users	547,000	576,000	671,000
iPass Off-Network Users	538,000	500,000	329,000
Total iPassConnect Software Users	1,085,000	1,076,000	1,000,000

Broadband Users	295,000	274,000	204,000
Dial Users	252,000	302,000	467,000
Total iPass On-Network Users	547,000	576,000	671,000

Broadband Venues	98,000	95,000	80,000

Total Forbes Global 2000 Customers	427	417	386

During the first quarter, iPass added key broadband venues in Japan, India, Argentina and Brazil to its global broadband network. iPass users now have access to broadband coverage in 84 of the world’s top 100 airports, and coverage in a total of 559 airports worldwide. iPass has the world's largest multi-technology virtual network which now has more than 100,000 active broadband roaming locations (Wi-Fi hotspots and hotel Ethernet) as well as support for 3.5G, 3G and 2.5G mobile broadband in the U.S., Europe and Asia, and dial-up in more than 160 countries.

“Our gross margins were 57 percent during the quarter, reflecting the decline in higher-margin dial revenues, the effects of a weaker US dollar which impact our network access charges priced in local currencies, and an increase in end-user usage on networks that are either lower margin or do not yet benefit from volume pricing. We are actively working to address each of the issues affecting gross margin,” said Denman.

Share Repurchase Program - The company’s board of directors approved a $30 million share repurchase plan in February 2008. During the period January 1, 2008 through March 31, 2008, the company repurchased approximately $3.2 million of its common stock, representing approximately 1.1 million shares at an average cost of $2.90 per share.

Company Outlook

The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward looking, and actual results may differ materially.

For the quarter ending June 30, 2008, iPass projects revenue of approximately $47 million to $50 million, fully diluted GAAP earnings (loss) per share of approximately ($0.01) to ($0.04) and fully diluted non-GAAP earnings per share of approximately $0.00 to $0.03. The difference between the projected fully diluted GAAP loss per share and the projected fully diluted non-GAAP earnings per share of approximately $0.04 is based on expected FAS 123R stock-based compensation of $1.5 million dollars and the expected amortization of intangibles of $1.1 million in the second quarter of 2008 which, when divided by an expected 62 million fully diluted shares outstanding, results in the $0.04 difference.

Conference Call

iPass will host a public conference call today to discuss this announcement at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The call will be webcast on iPass’ web site at http://investor.ipass.com, and a replay of the webcast will be available on iPass' web site until iPass reports its second quarter 2008 financial results. A taped replay will also be available for two weeks following the date of the call. The dial-in numbers for the taped replay are 1-888-286-8010 (U.S. and Canada) and 1-617-801-6888 (international). The ID number for the replay call is 14124248.

Cautionary Statements

iPass’ projections of its second quarter 2008 financial results under the caption "Company Outlook," and in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G Mobile Data, at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers; if bookings or sales are greater than iPass expects, then resulting sales commissions and/or other sales related expenses could cause iPass’ non-stock compensation expenses in the second quarter to be greater than currently expected;  and iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects. Detailed information about potential factors that could potentially affect iPass' business, financial condition and results of operations is included in iPass' Annual Report on Form 10-K under the caption "Item 1A Risk Factors" in that report, filed with the Securities and Exchange Commission (the "SEC") on March 17, 2008 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

Information Regarding Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass management evaluates and makes operating decisions using various performance measures. In addition to iPass’ GAAP results, the company also considers non-GAAP net income (loss).  iPass further considers various components of non-GAAP net income (loss) such as non-GAAP earnings (loss) per share and non-GAAP operating income (loss). Non-GAAP net income (loss) is generally based on the revenues, network access expenses, network operations, research and development, sales and marketing and general and administrative expenses management considers in evaluating the company’s ongoing core operating performance. Non-GAAP net income (loss) consists of net income (loss) excluding equity plan-related compensation expenses, restructuring charges, amortization of intangible assets, the cumulative effect of change in accounting principle, and valuation allowance for deferred tax assets which are charges and gains which management does not consider reflective of the company’s core operating business. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (FAS 123R). Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Cumulative effect of change in accounting principle consists of a one-time benefit relating to the adoption of FAS 123R. Management does not consider these expenses to be part of core operating performance.

For purposes of comparability across other periods and against other companies in the company’s industry, the company reports non-GAAP net income (loss) as adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income (loss) and non-GAAP operating income (loss) are supplemental measures of our performance that are not required by, nor presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. The company presents non-GAAP net income (loss) and non-GAAP operating income (loss) because the company considers them to be important supplemental measures of the company’s performance.

Management excludes from its non-GAAP net income (loss) and non-GAAP operating income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses non-GAAP earnings per share as one of the components for measurement of incentive compensation. Management uses this view of the company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the following excluded items:

a) stock-based compensation expense;

b) restructuring charges;

c) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions;

d) cumulative effect on change in accounting principle;

e) valuation allowance for deferred tax assets.

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

iPass believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since the company has historically reported non-GAAP results to the investment community, the company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in the company’s industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the company's performance.

Set forth below are additional reasons why specific items are excluded from the company's non-GAAP financial measures:

a) While stock-based compensation calculated in accordance with FAS 123R constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. The company therefore excludes these charges for purposes of evaluating core performance as well as with respect to evaluating any potential acquisition.

b) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

c) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. Generally, the impact of these charges to the company's net income (loss) tends to diminish over time following an acquisition;

d) Cumulative effect on change in accounting principle is excluded because it is inconsistent in amount and frequency. iPass analyzes and measures operating results without this charge when evaluating core performance;

e) Valuation allowance for deferred tax assets is excluded because it is inconsistent in amount and frequency. iPass analyzes and measures operating results without this charge when evaluating core performance. The charge is not an expense that typically requires or will require cash settlement by the company;

f) Income tax expense (benefit) is adjusted in the non-GAAP tax-effected numbers by the amount of additional expense or benefit that the company would accrue if non-GAAP results were used instead of GAAP results in the calculation of tax liability, taking into consideration the company's long-term tax structure.

In the future, the company expects to continue reporting non-GAAP financial measures on a tax-effected basis excluding items described above and the company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in the company’s non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP results. In the future, the company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    --  The company's stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in the company’s GAAP results for the foreseeable future under FAS 123R.

    -- Amortization of intangibles, though not directly affecting iPass’ current cash position, represents the loss in value as the technology in the company’s industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining the company’s current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

    -- Other companies, including other companies in iPass’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company's GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company's SEC filings.

The reconciliation of non-GAAP financial measures set forth in this press release for the first quarter of 2008 and 2007 is set forth in the financial statements at the end of this press release.

The reconciliation between GAAP and non-GAAP operating income (loss) for the fourth quarter of 2007 is as follows:

GAAP operating income (loss)	$(4,642)
(a) FAS 123R stock-based compensation	671
(b) Restructuring charges	3,306
(c) Amortization of intangibles	1,051
Non-GAAP operating income (loss)	$386

The reconciliation between GAAP and non-GAAP net income (loss) for the fourth quarter of 2007 on a tax-effected basis is as follows:

GAAP net income (loss)	$(30,362)
(a) FAS 123R stock-based compensation	671
(b) Restructuring charges	3,306
(c) Amortization of intangibles	1,051
(1) Provision for income taxes	—
Non-GAAP net income (loss)	$1,544

A reconciliation between GAAP and non-GAAP diluted net income (loss) per share for the fourth quarter of 2007 on a tax-effected basis is as follows:

GAAP diluted net income (loss) per share	$(0.49)
(a)Per share effect of FAS 123R stock-based compensation, restructuring charges, amortization of intangibles and valuation allowance for deferred tax assets	$0.51
Non-GAAP diluted net income (loss) per share	$0.02

Other non-GAAP financial measures set forth in the financial statements are reconciled following those statements.

About iPass Inc.

iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices and branch and retail locations, complete with device management, security validation and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries.  Hundreds of Global 2000 companies rely on iPass services, including General Motors, Nokia, and Reuters. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia. For more information, visit www.ipass.com.

NOTE:  iPass(R) is a registered trademark of iPass Inc.

CONTACT:
Investor Relations
Tim Shanahan
650-232-4260
ir@iPass.com

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2008	2007

Revenues	$48,112	$46,888

Operating expenses (a)
Network access	20,500	16,270
Network operations	8,674	8,198
Research and development	4,456	5,456
Sales and marketing	10,309	13,426
General and administrative	5,319	5,776
Restructuring Charges (b)	4	-
Amortization of intangibles (c)	1,050	1,050
Total operating expenses	50,312	50,176

Operating loss	(2,200)	(3,288)

Other income, net	589	739

Loss before income taxes	(1,611)	(2,549)

Provision for (benefit from) income taxes	(238)	(2,081)

Net loss	$(1,373)	$(468)

Net loss per share:
Basic	$(0.02)	$(0.01)
Diluted	$(0.02)	$(0.01)
Number of shares used in per share calculations:
Basic	61,615,143	62,932,111
Diluted	61,615,143	62,932,111
Non-GAAP Diluted Shares	62,367,460	64,146,285

(a) FAS 123(R) stock-based compensation and amortization of deferred stock-based compensation included in the expense line items:
Network operations	$273	$135
Research and development	189	274
Sales and marketing	337	242
General and administrative	546	546
Total amortization of stock-based compensation	$1,345	$1,197

A reconciliation between operating loss on a GAAP basis and non-GAAP operating income (loss) is as follows:
GAAP operating loss	$(2,200)	$(3,288)
(a) Amortization of stock-based compensation	1,345	1,197
(b) Restructuring charges	4	-
(c) Amortization of intangibles	1,050	1,050
Non-GAAP operating income (loss)	$199	$(1,041)

A reconciliation between net loss on a GAAP basis and non-GAAP net income (loss), net of tax effect, is as follows:
GAAP net loss	$(1,373)	$(468)
(a) Amortization of stock-based compensation	1,345	1,197
(b) Restructuring charges	4	-
(c) Amortization of intangibles	1,050	1,050
(1) Provision for income taxes	-	(1,512)
Non-GAAP net income (loss)	$1,026	$267

A reconciliation between diluted net loss per share on a GAAP basis and non-GAAP diluted net income (loss) per share, net of tax effect, is as follows:
GAAP diluted net loss per share	$(0.02)	$(0.01)
Per share effect of FAS 123(R) stock-based compensation, amortization of deferred stock-based compensation, restructuring charges, and amortization of intangibles	0.04	0.01
Non-GAAP diluted net income (loss) per share	$0.02	$0.00

(1) The estimated non-GAAP effective tax rate was 0% for the three months ended March 31, 2008, due to the establishment of a full valuation allowance on our deferred tax assets. The estimated non-GAAP tax effect for the three months ended March 31, 2007 was (82%) and has been used to adjust the benefit from income taxes for non-GAAP purposes.

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$67,416	70,907
Short-term investments	2,537	4,258
Accounts receivable, net	36,562	35,938
Prepaid expenses and other current assets	6,720	7,116
Short-term deferred income tax assets	575	575
Total current assets	113,810	118,794

Property and equipment, net	10,424	9,272
Other assets	5,741	4,876
Acquired intangibles, net	8,454	9,504
Goodwill	79,543	79,543
Total assets	$217,972	221,989

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$17,470	15,923
Accrued liabilities	13,972	15,788
Short-term deferred revenue	5,415	6,606
Total current liabilities	36,857	38,317

Deferred tax liability-long term	575	575
Long-term deferred revenue	1,722	949
Other long-term liabilities	845	1,040
Total liabilities	$39,999	40,881

Stockholders' equity:
Common stock	61	62
Additional paid-in capital	239,952	241,703
Accumulated other comprehensive income	5	15
Accumulated deficit	(62,045)	(60,672)
Total stockholders' equity	177,973	181,108
Total liabilities and stockholders' equity	$217,972	221,989